EXHIBIT 99.5

(An Exploration Stage Company)

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

Nine Months Ended February 28, 2014 and 2013

Corporate Head Office

Suite 2300 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3
Tel:  604-638-3246

CORVUS GOLD INC. (An Exploration Stage Company) CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited – Prepared by Management) (Expressed in Canadian dollars)

February 28, 2014 and 2013	Page

Condensed Interim Consolidated Financial Statements

Condensed Interim Consolidated Statements of Financial Position	1

Condensed Interim Consolidated Statements of Comprehensive Loss	2

Condensed Interim Consolidated Statements of Cash Flows	3

Condensed Interim Consolidated Statement of Changes in Equity	4-5

Notes to the Condensed Interim Consolidated Financial Statements	6-22

CORVUS GOLD INC. (An Exploration Stage Company) CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited – Prepared by Management) (Expressed in Canadian dollars)
	February 28, 2014	May 31, 2013
	(unaudited)	(audited)
ASSETS

Current assets
Cash and cash equivalents	$5,888,265	$7,867,270
Accounts receivable (note 5(d))	229,715	64,412
Prepaid expenses	123,695	145,682

	6,241,675	8,077,364

Property and equipment (note 3)	54,830	64,642
Reclamation bond (note 4)	533,509	496,378
Exploration and evaluation assets (note 5)	33,323,801	28,030,332

	$40,153,815	$36,668,716

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities (note 8)	$501,648	$520,450

Promissory note payable (note 6)	265,776	248,832

	767,424	769,282
Shareholders’ equity
Share capital (note 7)	53,703,440	48,442,086
Contributed surplus	10,184,280	8,842,965
Accumulated other comprehensive income – cumulative translation differences	2,549,327	413,506
Deficit	(27,050,656)	(21,799,123)

	39,386,391	35,899,434

	$40,153,815	$36,668,716

Nature and continuance of operations (note 1)

Approved on behalf of the Directors:

“Jeffrey Pontius”                                                      Director

“Anton Drescher”                                                    Director

These accompanying notes form an integral part of these condensed interim consolidated financial statements

CORVUS GOLD INC. (An Exploration Stage Company) CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited – Prepared by Management) (Expressed in Canadian dollars)
	Three months ended February 28,		Nine months ended February 28,
	2014	2013	2014	2013

Expenses
Administration (note 8)	$2,921	$643	$8,040	$2,200
Charitable donations	106	495	622	8,595
Consulting fees (notes 7 and 8)	154,391	125,550	544,063	465,319
Depreciation	5,134	3,624	14,976	9,265
Insurance	11,084	12,127	39,138	36,483
Investor relations (notes 7 and 8)	286,626	300,374	877,810	820,118
Office and miscellaneous	36,442	31,988	105,338	121,403
Professional fees (notes 7 and 8)	117,835	114,319	333,511	378,942
Property investigation recovery	-	-	-	(111)
Regulatory	53,441	31,136	82,470	55,759
Rent (note 8)	23,633	16,615	69,916	52,028
Travel	21,277	58,795	83,662	193,951
Wages and benefits (notes 7 and 8)	595,114	677,089	1,484,663	1,624,457

Loss before other items	(1,308,004)	(1,372,755)	(3,644,209)	(3,768,409)

Other items
Interest income	5,026	10,114	38,457	34,595
Write-off of exploration and evaluation assets (note 5(f))	(457)	-	(2,848)	-
Loss on sale of exploration and evaluation assets (note 5(d))	(1,631,436)	-	(1,631,436)	-
Foreign exchange gain (loss)	22,181	(8,075)	(11,497)	(2,839)

	(1,604,686)	2,039	(1,607,324)	31,756

Net loss for the period	(2,912,690)	(1,370,716)	(5,251,533)	(3,736,653)

Other comprehensive income
Exchange difference on translating foreign operations	1,318,654	942,345	2,135,821	201,797

Comprehensive loss for the period	$(1,594,036)	$(428,371)	$(3,115,712)	$(3,534,856)

Basic and diluted loss per share	$(0.04)	$(0.02)	$(0.08)	$(0.07)

Weighted average number of shares outstanding	70,415,028	56,617,189	67,005,687	53,642,845

These accompanying notes form an integral part of these condensed interim consolidated financial statements

CORVUS GOLD INC.
(An Exploration Stage Company)
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28,

	2014	2013

Operating activities
Net loss for the period	$(5,251,533)	$(3,736,653)
Add items not affecting cash:
Depreciation	14,976	9,265
Share-based payment charges (note 7)	1,323,497	1,460,645
Write-off of exploration and evaluation assets (note 5(f))	2,848	-
Loss on disposal of exploration and evaluation assets (note 5(d))	1,631,436	-
Loss on foreign exchange	11,497	2,839
Accrued interest	13,259	(5,433)
Changes in non-cash items:
Accounts receivable	61	(59,703)
Prepaid expenses	22,638	(50,771)
Accounts payable and accrued liabilities	10,954	(33,812)

Cash used in operating activities	(2,220,367)	(2,413,623)

Financing activities
Cash received from issuance of shares	5,278,300	6,364,511
Share issuance costs	(40,312)	(45,683)

Cash provided by financing activities	5,237,988	6,318,828

Investing activities
Expenditures on property and equipment	(1,706)	(11,464)
Increase in reclamation deposit	(3,203)	(173,636)
Increase in deposit	-	(165,024)
Cash received from disposal of exploration and evaluation assets	1,976,580	-
Expenditures on exploration and evaluation assets	(7,196,443)	(6,696,355)
Recovery on exploration and evaluation assets	95,957	99,190

Cash used in investing activities	(5,128,815)	(6,947,289)

Effect of foreign exchange on cash	132,189	30,873

Decrease in cash and cash equivalents	(1,979,005)	(3,011,211)

Cash and cash equivalents, beginning of the period	7,867,270	6,800,377

Cash and cash equivalents, end of the period	$5,888,265	$3,789,166

Supplemental cash flow information (note 11)

These accompanying notes form an integral part of these condensed interim consolidated financial statements

CORVUS GOLD INC. (An Exploration Stage Company) CONDENSED INTERIM CONSOLIDATED STATEMENTOF CHANGES IN EQUITY (Unaudited – Prepared by Management) (Expressed in Canadian dollars)
	Number of shares	Share Capital	Contributed Surplus	Accumulated Other Comprehensive Income(Loss) – Cumulative Translation Differences	Deficit	Total

Balance, May 31, 2012	49,910,261	$33,278,504	$8,591,140	$32,084	$(16,730,382)	$25,171,346

Net loss for the period	-	-	-	-	(3,736,653)	(3,736,653)
Other comprehensive income
Exchange difference on translating foreign operations	-	-	-	201,797	-	201,797
Shares issued for cash
Private placement	3,250,001	3,477,501	-	-	-	3,477,501
Exercise of stock options	3,299,766	2,529,510	-	-	-	2,529,510
Exercise of warrants	325,000	357,500	-	-	-	357,500
Share issuance costs	-	(45,683)	-	-	-	(45,683)
Reclassification of contributed surplus on exercise of stock options and warrants	-	1,610,233	(1,610,233)	-	-	-
Share-based payment charges	-	-	1,519,929	-	-	1,519,929

Balance, February 28, 2013	56,785,028	41,207,565	8,500,836	233,881	(20,467,035)	29,475,247

Net loss for the period	-	-	-	-	(1,332,088)	(1,332,088)
Other comprehensive income
Exchange difference on translating foreign operations	-	-	-	179,625	-	179,625
Shares issued for cash
Private placement	8,300,000	7,221,000	-	-	-	7,221,000
Exercise of stock options	30,000	20,699	-	-	-	20,699
Share issuance costs	-	(17,192)	-	-	-	(17,192)
Reclassification of contributed surplus on exercise of stock options	-	10,014	(10,014)	-	-	-
Share-based payment charges	-	-	352,143	-	-	352,143

Balance, May 31, 2013	65,115,028	$48,442,086	$8,842,965	$413,506	$(21,799,123)	$35,899,434

These accompanying notes form an integral part of these condensed interim consolidated financial statements

CORVUS GOLD INC. (An Exploration Stage Company) CONDENSED INTERIM CONSOLIDATED STATEMENTOF CHANGES IN EQUITY (Unaudited – Prepared by Management) (Expressed in Canadian dollars)
	Number of shares	Share Capital	Contributed Surplus	Accumulated Other Comprehensive Income(Loss) – Cumulative Translation Differences	Deficit	Total

Balance, May 31, 2013	65,115,028	$48,442,086	$8,842,965	$413,506	$(21,799,123)	$35,899,434

Net loss for the period	-	-	-	-	(5,251,533)	(5,251,533)
Other comprehensive income
Exchange difference on translating foreign operations	-	-	-	2,135,821	-	2,135,821
Shares issued for cash
Private placement	5,230,000	5,230,000	-	-	-	5,230,000
Exercise of stock options	70,000	48,300	-	-	-	48,300
Share issuance costs	-	(40,312)	-	-	-	(40,312)
Reclassification of contributed surplus on exercise of stock options	-	23,366	(23,366)	-	-	-
Share-based payment charges	-	-	1,364,681	-	-	1,364,681

Balance, February 28, 2014	70,415,028	$53,703,440	$10,184,280	$2,549,327	$(27,050,656)	$39,386,391

These accompanying notes form an integral part of these condensed interim consolidated financial statements

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

1.	NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated on April 13, 2010 under the BCBCA.

The Company is an exploration stage entity engaged in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At February 28, 2014, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral property interests.  The recoverability of amounts shown for exploration and evaluation assets is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of exploration and evaluation assets.  The carrying value of the Company’s exploration and evaluation assets does not reflect current or future values.

These condensed interim consolidated financial statements have been prepared on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or obtaining additional financing.

In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future which is at least, but not limited to, 12 months from February 28, 2014.  Management is aware, in making its assessment, of material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern, as explained in the following paragraph.

The Company has sustained losses from operations, and has an ongoing requirement for capital investment to explore its exploration and evaluation assets.  Based on its current plans, budgeted expenditures, and cash requirements, the Company does not have sufficient cash to finance its current plans for at least 12 months from February 28, 2014.  The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years.  The Company expects to seek additional financing through equity financing.  There can be no assurance as to the availability or terms upon which such financing might be available.

These condensed interim consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

Statement of compliance

These condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements, including International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The condensed interim consolidated financial statements should be read in conjunction with the annual financial statements for the year ended May 31, 2013, which have been prepared in accordance with IFRS as issued by the IASB.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Basis of presentation (cont’d)

The condensed interim consolidated financial statements have been prepared on a historical cost basis except for financial instruments classified as available-for-sale or fair value through profit and loss, which are stated at their fair value.  In addition, these condensed interim consolidated financial statements have been prepared using the accrual basis of accounting.

Approval of consolidated financial statements

The condensed interim consolidated financial statements of the Company for the nine months ended February 28, 2014 were reviewed by the Audit Committee and approved and authorized for issue by the Board of Directors on April 10, 2014.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the “Group”), Corvus Gold (USA) Inc. (“Corvus USA”) (a Nevada corporation), Corvus Gold Nevada Inc. (“Corvus Nevada”) (a Nevada corporation), Raven Gold     Alaska Inc. (“Raven Gold”) (an Alaska corporation) and SoN Land and Water LLC (a Nevada limited liability company).  All intercompany transactions and balances were eliminated upon consolidation.

3.	PROPERTY AND EQUIPMENT

	Computer Equipment	Vehicles	Total

Cost
Balance, May 31, 2013	$35,652	$70,728	$106,380
Additions	1,706	-	1,706
Currency translation adjustments	2,043	4,816	6,859

Balance, February 28, 2014	$39,401	$75,544	$114,945

Depreciation
Balance, May 31, 2013	$14,593	$27,145	$41,738
Depreciation for the period	4,996	9,980	14,976
Currency translation adjustments	1,060	2,341	3,401

Balance, February 28, 2014	$20,649	$39,466	$60,115

Carrying amounts

At May 31, 2013	$21,059	$43,583	$64,642

At February 28, 2014	$18,752	$36,078	$54,830

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

4.	RECLAMATION BOND

As at February 28, 2014 the Company has not commenced development of any exploration and evaluation assets and accordingly a reasonable estimate of the timing of the cash flows cannot be made.  The Company has posted non-interest bearing bonds totalling $533,509 (USD 481,767) (May 31, 2013 - $496,378 (USD 478,760)) with the Nevada Division of Minerals in the State of Nevada as security for these obligations.  Fair value cannot be reasonably determined and accordingly the bonds have been recorded at historical cost, adjusted for current exchange rates.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.	EXPLORATION AND EVALUATION ASSETS

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

	West Pogo	Chisna	North Bullfrog	LMS	Terra	Gerfaut	Total
	(note 5(b))	(note 5(a))	(notes 5(e))	(note 5(c))	(note 5(d))	(note 5(f))

Balance, May 31, 2013	$611,083	$2,293,685	$18,732,224	$2,655,888	$3,737,452	$-	$28,030,332

Acquisition costs:
Cash payments	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	-

	-	-	-	-	-	-	-

Deferred exploration costs:
Advance to contractors	-	-	(313,420)	-	-	-	(313,420)
Aircraft services	-	-	-	-	1,778	-	1,778
Assay	-	-	1,463,540	-	-	-	1,463,540
Drilling	-	-	2,248,376	-	-	-	2,248,376
Equipment rental	-	-	242,926	-	840	-	243,766
Field costs	-	11,483	186,624	294	8	2,817	201,226
Geological/Geophysical	-	12,287	839,617	3,753	32,073	31	887,761
Land maintenance & tenure	3,373	110,492	1,366,655	20,701	95,735	-	1,596,956
Permits	-	-	5,047	-	-	-	5,047
Professional fees	-	-	-	-	7,341	-	7,341
Studies	-	-	632,856	-	-	-	632,856
Transportation	-	1,526	-	1,125	-	-	2,651
Travel	-	7,072	169,337	-	4,442	-	180,851

	3,373	142,860	6,841,558	25,873	142,217	2,848	7,158,729

Total expenditures for the period	3,373	142,860	6,841,558	25,873	142,217	2,848	7,158,729
Cost Recovery	-	-	-	-	(95,957)	-	(95,957)
Write-off	-	-	-	-	(1,631,436)	(2,848)	(1,634,284)
Proceeds on sale of property	-	-	-	-	(2,152,276)	-	(2,152,276)
Currency translation adjustments	41,848	166,179	1,626,753	182,477	-	-	2,017,257

Balance, February 28, 2014	$656,304	$2,602,724	$27,200,535	$2,864,238	$-	$-	$33,323,801

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.           EXPLORATION AND EVALUATION ASSETS (cont’d)

On August 25, 2010, International Tower Hill Mines Ltd. (“ITH”) completed a Plan of Arrangement (the “Arrangement”) whereby its existing Alaska mineral properties (other than the Livengood project) and related assets and the North Bullfrog mineral property and related assets in Nevada were indirectly spun out into Corvus.  As a consequence of the completion of the Arrangement, Corvus received an interest in the Terra, Chisna, LMS, West Pogo and North Bullfrog properties (“Spin-out Properties”).

Pursuant to the Arrangement, the obligations and interests in the Spin-out Properties under the various property and related agreements have been transferred from ITH to the Company.

a)	Chisna Property, Alaska

The Chisna property is located in the eastern Alaska Range, Alaska, and is comprised of unpatented mineral claims owned 100% by the Company and fee simple lands leased from Ahtna Incorporated.

On November 2, 2009, ITH and Talon Gold Alaska, Inc. (ITH’s wholly-owned Alaskan subsidiary) (“Talon Gold”) entered into an agreement (as amended) with Ocean Park Ventures Corp. (“OPV”).  Pursuant to the agreement, an Alaskan subsidiary of OPV (“Subco”) and Raven Gold formed a joint venture (the “OPV/Raven JV”) for the purpose of exploring and developing the Chisna property.

On November 7, 2012, OPV withdrew from the joint venture and thereby returned 100% of the Chisna Project to the Company.

On March 24, 2010, Raven Gold entered into a Mineral Exploration Agreement with Option to Lease with Ahtna Incorporated (“Ahtna”), an Alaska Native Regional Corporation, concerning approximately 26,516 hectares of fee simple lands in the Athell Area of Alaska surrounding or adjacent to some of the blocks of mineral claims owned by Raven Gold (the “Ahtna Agreement”).

The key terms of the Ahtna Agreement include the following:

•	exclusive right to explore, and the option to enter into a mining lease to develop and mine, the subject lands for a six-year period
•	annual option payments of USD 1.00 – USD 1.25 per acre
•
minimum exploration expenditures of USD 4.00 – USD 8.00 per acre, provided that if the agreement is not terminated at the end of any option year, the exploration expenditures for the next year become a firm commitment

•	at the end of the third year, Raven Gold will release at least 50% of the original lands subject to the agreement
•	preferential contracting, hiring and training practice for Ahtna shareholders or designees
•	scholarship contributions to the Ahtna Heritage Foundation (USD 10,000/year, subject to increase for inflation)
•	all surface work subject to Ahtna archaeological and cultural clearance

As at February 28, 2014, the Ahtna Agreement is in good standing and the Company has made the required option payments, and completed the minimum exploration expenditures and contributions.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.           EXPLORATION AND EVALUATION ASSETS (cont’d)

a)	Chisna Property, Alaska (cont’d)

Upon Raven Gold having expended an aggregate of USD 1,000,000 (including 2,500 feet of core drilling) and having completed a feasibility study over some or all of the land subject to the exploration agreement within the six year term of the Ahtna Agreement, Raven Gold has the option to enter into a mining lease.  The key terms of the mining lease include:

•	exclusive mining rights for an initial term of ten years and so long thereafter as commercial production continues
•	minimum exploration expenditures of USD 4.00 – USD 9.00 per acre subject to the lease until commercial production is achieved, escalating over time
•	advance minimum royalty payments of USD 6.00 – USD 12.00 per acre escalating over time (50% deductible from production royalties)
•
NSR production royalties for gold and silver scaled from 2.5% (gold price USD 550 per ounce or less) to 14% (gold price USD 1,900 per ounce or higher).  2.5% on base metals and 3% on all minerals other than gold, silver or base metals

•
in the event Raven Gold acquires rights to minerals within the area subject to the lease, the acquired minerals lands are subject to a production royalty in favour of Ahtna of 2% of the gross value of any gold and silver and a NSR of 1% on base metals

•
Ahtna is also entitled to receive an amount by which 20% of the net profits realized by Raven Gold from its mining operations on Ahtna minerals (10% in the case of non-Ahtna minerals) in any year exceed the aggregate royalties paid by Raven Gold to Ahtna in that year

•
Ahtna has the right to acquire a working interest in the lands subject to the lease, which is to be greater than or equal to 10% but not more than 15%, upon Raven Gold having made a production decision, and in consideration, Ahtna will be required to fund ongoing operations after such exercise in an amount equal to 200% of Ahtna’s percentage share of the pre-production expenditures incurred by Raven Gold (not including advance minimum royalty payments to Ahtna).

b)	West Pogo Property, Alaska

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of unpatented mineral claims owned 100% by the Company.

On March 5, 2012, Raven Gold granted to Alix Resources Corp. (“Alix”) the right to earn an interest in the West Pogo Property.  In order to earn a 60% interest in the project, Alix is required to incur USD 5,000,000 in work expenditures on the project (with year one being USD 250,000) and pay annual payments of USD 25,000 (paid USD 25,000 on March 19, 2012) to Raven Gold, all over 5 years.  Raven Gold will retain a 2 – 3% NSR royalty on the project, with Alix having the right to purchase 1% of the royalty for USD 1,000,000.  Alix has the right to purchase Raven Gold’s interest in the project by converting each 10% of interest into an additional 1% NSR.  Alix has not made the 2013 option payment and has indicated it will be unable to proceed with the joint venture agreement, and the parties are currently negotiating the terms of Alix’s withdrawal.

c)	LMS Property, Alaska

The LMS property consists of unpatented mineral claims owned 100% by the Company.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.           EXPLORATION AND EVALUATION ASSETS (cont’d)

d)	Terra Property, Alaska

The Terra Property consists of State of Alaska unpatented lode mining claims held by the Company and State of Alaska unpatented lode mining claims leased from an individual.  The lease requires a payment on execution of USD 25,000 (paid), and advance minimum royalties of USD 25,000 on or before March 22, 2006 (paid), USD 50,000 on or before March 22, 2007 (paid), USD 75,000 on or before March 22, 2008 (paid), USD 100,000 on or before March 22, 2009 (paid) and each subsequent March 22 until March 22, 2015 (paid USD 100,000 on each of February 2, 2010, March 21, 2011, March 22, 2012, and March 21, 2013), and thereafter USD 125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a NSR production royalty on gold equal to 3.0% if the gold price is USD 450 per ounce or lower and 4% if the gold price is USD 450 per ounce or higher, plus a NSR royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for USD 1,000,000 and a further 1% for USD 3,000,000.

On February 26, 2010, ITH signed a letter of intent (“LOI”) to enter into a joint venture with American Mining Corporation (“AMC”), a private Nevada corporation, on the Terra Property.  Pursuant to the LOI, an Alaskan subsidiary of AMC and Raven Gold were to form a joint venture with the aim of developing the Terra Property to production.  On May 17, 2010, AMC assigned the Terra Project LOI to Terra Mining Corporation (“TMC”), a company incorporated under the laws of British Columbia.  On September 15, 2010, Raven Gold and Terra Gold Corporation (a US subsidiary of TMC) (“TGC”) entered into the formal joint venture agreement (as amended) to give effect to the joint venture (“Terra JV”).  On March 1, 2011, TMC was acquired by, and became a wholly owned subsidiary of, WestMountain Index Advisor, Inc. a public company based in Denver, Colorado (“WestMountain”).

Effective September 15, 2010, TGC will have an initial 51% interest in the Terra Property, subject to TGC funding an aggregate of USD 6,000,000 in direct exploration and development expenditures on or before December 31, 2013 with initial USD 1,000,000 being required prior to December 31, 2011.  As part of the funding, TGC will pay Raven Gold an aggregate of USD 200,000 as payment for the camp and equipment previously constructed by ITH and acquired by Raven Gold (USD 33,000 received February 16, 2012, USD 67,000 received March 5, 2012 and USD 100,000 received on January 4, 2013).

TGC is required to pay to ITH, the former holder of the Terra Property, an aggregate of USD 300,000 (USD 300,000 received by ITH) in stages to December 31, 2012.  TGC/TMC are required to deliver to ITH an aggregate of 750,000 common shares of TMC (now 750,000 WestMountain common shares) prior to December 31, 2012 (750,000 common shares received by ITH).

TGC has granted Raven Gold a sliding scale NSR royalty between 0.5% and 5% on all precious metal production for the Terra Property and a 1% NSR royalty on all base metal production.

If TGC fails to fund any portion of the initial first year commitment and eventual three year commitment, or if the required payments and shares are not delivered to ITH, Raven Gold will be entitled to terminate the agreement and retain 100% of the property.

After it has completed its initial USD 6,000,000 contribution, TGC will have the option to increase its interest in the project by 29% (to a total of 80%) by funding an additional USD 3,050,000 of development work.  To exercise such option, TGC/TMC will be required to pay ITH an additional USD 150,000 and deliver an additional 250,000 common shares of WestMountain.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.           EXPLORATION AND EVALUATION ASSETS (cont’d)

d)	Terra Property, Alaska (cont’d)

Following TGC having completed its initial contribution (if it does not elect to acquire an additional 29% interest) or having earned an 80% interest (if it does), each party will be required to contribute its pro rata share of further expenditures.  Should the interest of Raven Gold be diluted below 10% as a consequence of it not funding its proportionate share of the joint venture expenditures, the residual interest of Raven Gold interest will be converted to an additional property wide 1% NSR royalty on all metals produced.

On February 14, 2014, Raven Gold completed the sale of its minority interest in the Terra Property to TGC for USD 1,800,000 (received) and 200,000 common shares of WestMountain (received on March 11, 2014 and valued at $175,696).  As a result, there was a net loss on sale of $1,631,436 during the period ended February 28, 2014 (2013 - $nil).

e)	North Bullfrog Project, Nevada

The Company’s North Bullfrog project consists of certain leased patented lode mining claims and an additional 758 federal unpatented mining claims owned 100% by the Company.

(i)	Interests acquired from Redstar Gold Corp.

On October 9, 2009, a US subsidiary of ITH at the time (Corvus Nevada) completed the acquisition of all of the interests of Redstar Gold Corp. (“Redstar”) and Redstar Gold U.S.A. Inc. (“Redstar US”) in the North Bullfrog project, which consisted of the following leases:

(1)
Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm’s length limited liability company, Redstar has leased (and has the option to purchase) 12 patented mining claims referred to as the “Connection” property.  The ten-year, renewable mining lease requires advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 10,800 (paid) on signing and annual payments for the first three anniversaries of USD 10,800 (paid) and USD 16,200 for every year thereafter (paid to September 30, 2013).  Redstar has an option to purchase the property (subject to the NSR royalty below) for USD 1,000,000 at any time during the life of the lease.  Production is subject to a 4% NSR royalty, which may be purchased by the lessee for USD 1,250,000 per 1% (USD 5,000,000 for the entire royalty).

(2)
Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mining claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 4,000 on execution, USD 3,500 on each of May 8, 2007, 2008 and 2009 (paid), USD 4,500 on May 8, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 8, 2013).  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.           EXPLORATION AND EVALUATION ASSETS (cont’d)

e)	North Bullfrog Project, Nevada (cont’d)

(i)	Interests acquired from Redstar Gold Corp. (cont’d)

(3)
Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and an arm’s length private Nevada corporation, Redstar has leased 2 patented mining claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 2,000 on execution, USD 2,000 on each of May 8, 2007, 2008 and 2009 (paid), USD 3,000 on May 8, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 8, 2013).  The lessor is entitled to receive a 3% NSR royalty on all production, which may be purchased by the lessee for USD 850,000 per 1% (USD 2,550,000 for the entire royalty).

(4)
Pursuant to a mining lease made and entered into as of May 16, 2006 between Redstar and an arm’s length individual, Redstar has leased 12 patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 20,500 on execution and USD 20,000 on each anniversary thereafter (paid to May 16, 2013).  The lessor is entitled to receive a 4% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 4,000,000 for the entire royalty).

(5)
Pursuant to a mining lease made and entered into as of May 22, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 8,000 on execution, USD 4,800 on each of May 22, 2007, 2008 and 2009 (paid), USD 7,200 on May 22, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 22, 2013).  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

(6)
Pursuant to a mining lease made and entered into as of June 16, 2006 between Redstar and an arm’s length individual, Redstar has leased one patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 2,000 on execution, USD 2,000 on each of June 16, 2007, 2008 and 2009 (paid), USD 3,000 on June 16, 2010 and each anniversary thereafter, adjusted for inflation (paid to June 16, 2013).  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

As a consequence of the acquisition of Redstar and Redstar US’s interest in the foregoing leases, Corvus Nevada is now the lessee under all of such leases.  The Company acquired all of the shares of Corvus Nevada on August 26, 2010 upon the completion of the Arrangement.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.           EXPLORATION AND EVALUATION ASSETS (cont’d)

e)           North Bullfrog Project, Nevada (cont’d)

(ii)            Interests acquired directly by Corvus Nevada

(1)
Pursuant to a mining lease and option to purchase agreement made effective December 1, 2007 between Corvus Nevada and a group of arm’s length limited partnerships, Corvus Nevada has leased (and has the option to purchase) patented mining claims referred to as the “Mayflower” claims which form part of the North Bullfrog project.  The terms of the lease/option are as follows:

¤
Terms:  Initial term of five years, commencing December 1, 2007, with the option to extend the lease for an additional five years.  The lease will continue for as long thereafter as the property is in commercial production or, alternatively, for an additional three years if Corvus Nevada makes advance minimum royalty payments of USD 100,000 per year (which are recoupable against actual production royalties).

¤
Lease Payments: USD 5,000 (paid) and 25,000 common shares of ITH (delivered) following regulatory acceptance of the transaction; and an additional USD 5,000 and 20,000 common shares on each of the first through fourth lease anniversaries (paid and issued).  Pursuant to an agreement with the lessors, in lieu of the 20,000 ITH shares due December 1, 2010, Corvus Nevada paid USD 108,750 on November 10, 2010 and delivered 46,250 common shares of the Company on December 2, 2010.  If Corvus Nevada elects to extend the lease for a second five-year term, it will pay USD 10,000 and deliver 50,000 common shares of ITH upon election being made, and an additional 50,000 common shares of ITH on each of the fifth through ninth anniversaries (USD 10,000 paid on October 31, 2012 and November 13, 2013 and 50,000 common shares of ITH delivered on October 25, 2012 and November 25, 2013).

¤
Work Commitments:  USD 100,000 per year for the first three years (incurred), USD 200,000 per year for the years 4 – 6 (incurred) and USD 300,000 for the years 7 – 10.  Excess expenditures in any year may be carried forward.  If Corvus Nevada does not incur the required expenditures in year one, the deficiency is required to be paid to the lessors.

¤
Retained Royalty: Corvus Nevada will pay the lessors a NSR royalty of 2% if the average gold price is USD 400 per ounce or less, 3% if the average gold price is between USD 401 and USD 500 per ounce and 4% if the average gold price is greater than USD 500 per ounce.

(2)
Pursuant to a mining lease and option to purchase made effective March 1, 2011 between Corvus Nevada and an arm’s length individual, Corvus Nevada has leased, and has the option to purchase, 2 patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, subject to extension for an additional 10 years (provided advance minimum royalties are timely paid), and for so long thereafter as mining activities continue on the claims.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 20,000 on execution (paid), USD 25,000 on each of March 1, 2012 (paid), 2013 (paid) and 2014 (paid), USD 30,000 on March 1, 2015 and each anniversary thereafter, adjusted for inflation.  The lessor is entitled to receive a 2% NSR royalty on all production.  The lessee may purchase the royalty for USD 1,000,000 per 1%.  If the lessee purchases the entire royalty (USD 2,000,000) the lessee will also acquire all interest of the lessor in the subject property.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

5.           EXPLORATION AND EVALUATION ASSETS (cont’d)

e)	North Bullfrog Project, Nevada (cont’d)

(ii)	Interests acquired directly by Corvus Nevada (cont’d)

(3)
Pursuant to a purchase agreement made effective March 28, 2013, Corvus Nevada has agreed to purchase the surface rights of five patented mining claims owned by two arm’s length individuals for USD 160,000 payable on closing (March 28, 2013).  The Terms include payment by Corvus Nevada of a fee of USD 0.02 per ton of overburden to be stored on the property, subject to payment of a minimum of 12 million short tons.  The minimum tonnage fee (USD 240,000 (note 6)) bears interest at 4.77% per annum from closing and is evidenced by a promissory note due on the sooner of the commencing of use of the property for waste materials storage or December 31, 2015.

f)	Gerfaut Property, Quebec

On February 2, 2012, the Company signed an agreement (“Gerfaut Agreement”) with respect to an option/joint venture with Les Ressources Tectonic Inc. (“LRT”), an arm’s length private company, whereby the Company may acquire up to an 80% interest in the Gerfaut Property (“Gerfaut claims”), consisting of 60 mineral claims located in Northern Quebec.

During the period ended May 31, 2013, the Company terminated the Gerfaut Agreement.  As a result, the Company wrote-off exploration and evaluations costs of $2,848 during the period ended February 28, 2014 (2013 - $nil).

Acquisitions

The acquisition of title to mineral properties is a detailed and time-consuming process.  The Company has taken steps, in accordance with industry norms, to verify title to mineral properties in which it has an interest.  Although the Company has taken every reasonable precaution to ensure that legal title to its properties is properly recorded in the name of the Company (or, in the case of an option, in the name of the relevant optionor), there can be no assurance that such title will ultimately be secured.

Environmental Expenditures

The operations of the Company may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.  The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.  The Company has determined as of February 28, 2014, the disturbances to earth is minimal, therefore has not recorded provisions for environmental expenditures.

6.   PROMISSORY NOTE PAYABLE

As at March 28, 2013 the Company issued a promissory note payable of USD 240,000 (May 31, 2013 – USD 240,000) bearing interest at 4.77% per annum due on the sooner of the commencing of use of the property for waste materials storage as stated in note 5(e)(ii)(3) or December 31, 2015.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

7.	SHARE CAPITAL

Authorized

Unlimited common shares without par value.

Share issuances

During the period ended February 28, 2014:

a)
On November 25, 2013, the Company closed a non-brokered private placement equity financing and issued 5,230,000 common shares at a price of $1.00 per share for gross proceeds of $5,230,000.  A finder’s fee equal to 5% of the proceeds raised from the sale of 420,000 common shares was paid, amounting to $21,000.  In connection with the financing, the Company paid an additional $19,312 in share issuance costs.

b)	An aggregate of 70,000 shares were issued on exercise of 70,000 stock options for gross proceeds of $48,300.

Stock options

Stock options awarded to employees and non-employees by the Company are measured and recognized in the Consolidated Statement of Comprehensive loss or added to exploration and evaluation assets at the fair value of the award.  The fair value of all forms of share-based payments is charged to operations or capitalized to exploration and evaluation assets over the vesting period of the options granted.  Fair value is estimated using the Black-Scholes option pricing model.

The Company has adopted an incentive stock option plan (the “2010 Plan”).  The essential elements of the 2010 Plan provide that the aggregate number of common shares of the Company’s share capital that may be made issuable pursuant to options granted under the 2010 Plan (together with any other shares which may be issued under other share compensation plans of the Company) may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2010 Plan will have a maximum term of ten years.  The exercise price of options granted under the 2010 Plan will not be less than the greater of the market price of the common shares (as defined by the Toronto Stock Exchange (“TSX”), currently defined as the 5 day volume weighted average price for the 5 trading days immediately preceding the date of grant) or the closing market price of the Company’s common shares for the trading day immediately preceding the date of grant), or such other price as may be agreed to by the Company and accepted by the TSX.  Options granted under the 2010 Plan vest immediately, unless otherwise determined by the directors at the date of grant.

Pursuant to the 2010 Plan, on August 16, 2013, the Company granted incentive stock options to officers, directors, consultants and employees of the Company to purchase 2,470,000 common shares in the share capital of the Company.  The options are exercisable on or before August 16, 2018 at a price of $0.76 per share.  The options will vest as to one-third on August 16, 2013, one-third on August 16, 2014, and the balance on August 16, 2015.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

7.	SHARE CAPITAL (cont’d)

Stock options (cont’d)

A summary of the status of the stock option plan as of February 28, 2014, and May 31, 2013, and changes during the periods are presented below:

	February 28, 2014		May 31, 2013
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of the period	4,075,234	$0.88	4,300,000	$0.72
Granted	2,470,000	0.76	3,145,000	0.97
Exercised	(70,000)	(0.69)	(3,329,766)	(0.77)
Forfeited	(300,000)	(0.81)	(40,000)	(0.82)

Balance, end of the period	6,175,234	$0.84	4,075,234	$0.88

The weighted average share price for the options exercised during the period ended February 28, 2014 was $0.76 (May 31, 2013 - $1.07).  The weighted average remaining contractual life of options outstanding at February 28, 2014 was 3.72 years (May 31, 2013 – 3.90 years).

Stock options outstanding are as follows:

	February 28, 2014			May 31, 2013
Expiry Date	Exercise Price	Number of Options	Exercisable at Period- End	Exercise Price	Number of Options	Exercisable at Year- End

May 30, 2013 (extended to August 17, 2013)	$-	-	-	$0.69	70,000	70,000
September 27, 2014	$1.08	150,000	150,000	$1.08	150,000	112,500
July 29, 2016	$0.50	483,334	483,334	$0.50	583,334	366,664
November 17, 2016	$0.67	210,000	210,000	$0.67	210,000	140,000
May 29, 2017	$0.92	300,000	200,000	$0.92	300,000	200,000
September 19, 2017	$0.96	2,561,900	1,630,226	$0.96	2,761,900	765,230
August 16, 2018	$0.76	2,470,000	823,332	$-	-	-

		6,175,234	3,496,892		4,075,234	1,654,394

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

7.   SHARE CAPITAL (cont’d)

Share-based payments

The Company uses the fair value method for determining share-based payment charges for all options granted during the periods.  The fair value of options granted was $1,449,654 (2013 - $2,425,846), determined using the Black-Scholes option pricing model based on the following weighted average assumptions:

For the nine months ended February 28,	2014	2013

Risk-free interest rate	1.96%	1.40%
Expected life of options	5 years	4.86 years
Annualized volatility	100%	100%
Dividend yield	0.0%	0.0%
Exercise price	$0.76	$0.97
Fair value per share	$0.59	$0.77

Share-based payment charges have been allocated as follows:

For the nine months ended February 28,	2014	2013

Consulting	$367,039	$325,319
Investor relations	245,764	321,228
Professional fees	55,153	124,047
Wages and benefits	655,541	690,051

	1,323,497	1,460,645
Exploration and evaluation assets – Geological/geophysical	41,184	59,284

	$1,364,681	$1,519,929

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

8.	RELATED PARTY TRANSACTIONS

During the period ended February 28, 2014, the Company entered into the following transactions with related parties:

Management compensation

Key management personnel compensation comprised:

For the nine months ended February 28,	2014	2013

Consulting fees to CFO	$79,000	$69,000
Wages and benefits to CEO, President and COO	598,915	603,205
Directors fees (included in consulting fees)	77,274	50,000
Share-based payments to CEO, President, COO, CFO and directors	1,027,883	1,013,642

	$1,783,072	$1,735,847

Transactions with other related parties

For the nine months ended February 28,	2014	2013

Consulting fees to Corporate Secretary	$18,500	$21,000
Fees to Vice President of Business Development	135,000	95,000
Professional fees to Vice President	61,000	71,500
Rent expenses to Cardero Resource Corp. (“Cardero”), a company with officers in common	2,670	22,119
Administration expenses to Cardero	530	2,200
Office expenses to Cardero	1,607	13,376
Rent expenses to Marval Office Management Ltd. (“Marval”), a company with officers in common	22,512	-
Administration expenses to Marval	4,520	-
Office expenses to Marval	6,723	-
Share-based payments to Vice President, and Corporate Secretary	240,300	230,949

	$493,362	$456,144

As at February 28, 2014, included in accounts payable and accrued liabilities was $20,066 (May 31, 2013 – $34,605) in expenses owing to companies related to officers of the Company.

These amounts were unsecured, non-interest bearing and had no fixed terms or terms of repayment.  Accordingly, fair value could not be readily determined.

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

8.           RELATED PARTY TRANSACTIONS (cont’d)

The Company has entered into a retainer agreement dated June 1, 2011 with Lawrence W. Talbot Law Corporation (“LWTLC”), a company with officers in common, pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $72,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

The Company has also entered into change of control agreements with officers of the Company.  In the case of termination, the officers are entitled to an amount equal to a multiple (ranging from two times to three times) of the sum of the annual base salary then payable to the officer, the aggregate amount of bonus(es) (if any) paid to the officer within the calendar year immediate preceding the Effective Date of Termination, and an amount equal to the vacation pay which would otherwise be payable for the one year period next following the Effective Date of Termination.

9.	GEOGRAPHIC SEGMENTED INFORMATION

The Company operates in one industry segment, the mineral resources industry, and in two geographical segments, Canada and the United States.  All current exploration activities are conducted in the United States and Canada.  The significant asset categories identifiable with these geographical areas are as follows:

	Canada	United States	Total

February 28, 2014
Exploration and evaluation assets	$-	$33,323,801	$33,323,801
Property and equipment	$4,492	$50,338	$54,830

May 31, 2013
Exploration and evaluation assets	$-	$28,030,332	$28,030,332
Property and equipment	$5,796	$58,846	$64,642

For the three months ended February 28,	2014	2013

Net loss for the period – Canada	$(702,865)	$(751,420)
Net loss for the period – United States	(2,209,825)	(619,296)
Net loss for the period	$(2,912,690)	$(1,370,716)

For the nine months ended February 28,	2014	2013

Net loss for the period – Canada	$(2,464,353)	$(2,499,059)
Net loss for the period – United States	(2,787,180)	(1,237,594)
Net loss for the period	$(5,251,533)	$(3,736,653)

CORVUS GOLD INC.
(An Exploration Stage Company)
NOTES TO THE CONDENSED INTERM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
NINE MONTHS ENDED FEBRUARY 28, 2014

10.	CAPITAL MANAGEMENT

The Company manages its capital structure, being its share capital, and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no significant source of revenues.  As such, the Company is dependent upon external financings to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the period ended February 28, 2014.  The Company is not subject to externally imposed capital requirements.

11.	SUPPLEMENTAL CASH FLOW INFORMATION

For the nine months ended February 28,	2014	2013

Supplemental cash flow information
Interest paid (received)	$-	$-
Income taxes paid (received)	$-	$-
Non-cash transactions
Change in accounts receivables included in exploration and evaluation assets	$(17,031)	$(13,685)
Change in prepaid expenses included in exploration and evaluation assets	$(3,924)	$-
Change in accounts payable included in exploration and evaluation assets	$(57,943)	$37,625
Share-based payment charges included in exploration and evaluation assets	$41,184	$59,284

12.	SUBSIDIARIES

Significant subsidiaries for the nine months ended February 28, 2014 and 2013 are:

	Country of Incorporation	Principal Activity	The Company’s effective interest for 2014	The Company’s effective interest for 2013

Corvus Gold (USA) Inc.	USA	Holding company	100%	-
Raven Gold Alaska Inc.	USA	Exploration company	100%	100%
Corvus Gold Nevada Inc.	USA	Exploration company	100%	100%
SoN Land & Water LLC	USA	Exploration company	100%	-